Exhibit 99.1

Cassava Sciences Files Lawsuit Against Perpetrators of “Short and Distort” Campaign

AUSTIN, Texas – November 3, 2022 – Cassava Sciences, Inc. (Nasdaq: SAVA), a clinical-stage biotechnology company, today announced that it has filed a lawsuit in federal court against certain individuals who executed a “short and distort” campaign against the Company.  The 150+ page complaint alleges that the Defendants’ disinformation campaign caused a  precipitous decline in Cassava Sciences’ stock price, a  multi-billion dollar decline in its market capitalization, and delayed the Company’s work in developing a treatment for Alzheimer’s disease.

The lawsuit alleges: “Defendants placed personal enrichment over science, over the health of patients, and over the truth. Defendants saw an opportunity to manipulate a stock price and financially benefit from their ‘short positions’ by defaming a company developing a drug for people with Alzheimer’s disease, a condition that afflicts millions of people. Defendants seized that opportunity and, while enriching themselves, caused irreparable harm to the company, its attempts to find a treatment for the disease, and patients waiting for that treatment. Defendants’ conduct is beyond shameful. It is unlawful.”

The complaint identifies over 1,000 false and defamatory statements made by the Defendants in submissions to the U.S. Food and Drug Administration as well as “reports” and presentations that Defendants published online or on social media. According to the complaint, “Defendants saturated the market, investors, federal agencies, testing sites, and others with their false and defamatory message about Cassava. Defendants did not have any real or valid concerns with Cassava, its foundational science, or its tests. Defendants engaged in their saturation campaign to profit based on a decline in Cassava’s stock price.”

Cassava Sciences, Inc.

November 3, 2022

Cassava Sciences has retained J. Erik Connolly, Managing Chair of the Litigation Group at Benesch Friedlander Coplan & Aronoff LLP to represent it in this matter. Mr. Connolly has litigated some of the largest defamation claims in the country, including a $6 billion dollar claim against ABC and multi-billion-dollar claims brought on behalf of a voting technology company against Fox News and others based on their statements following the 2020 U.S. election.

“There are serious consequences when people use disinformation as a way to deflate a company’s stock price and make money by shorting the stock,” said Mr. Connolly. “These actions not only financially hurt the Company and its investors, but they also cast a permanent cloud over research being done to try to find a treatment for a terrible disease. That is just wrong.”

“We are still investigating whether additional individuals or entities should be brought into this case or have separate claims brought against them,” according to Mr. Connolly.

The filing of this lawsuit marks another step in Cassava Sciences’ vigorous defense of itself and its stakeholders. It follows Cassava Sciences’ press releases denying the disinformation being disseminated by Defendants, including: No  Evidence of Data Manipulation in Science Publication on Simufilam (August 18, 2022), FDA Denies Citizen Petition Filed on Behalf of Short Selling Clients (February 10, 2022), Science Journal Finds No  Evidence to Support Claims of Data Manipulation in 2005 Publication (December 21, 2021), Review by Journal of Neuroscience Shows No Evidence of Data Manipulation in Technical Paper Foundational to Cassava Sciences’ Lead Drug Candidate (November 4, 2021), Cassava Sciences Releases a Public Statement Regarding Recent Allegations (September 3, 2021), and Cassava Sciences Responds to Allegations (August 25, 2021).

About Simufilam

Simufilam (sim-uh-FILL-am) is Cassava Sciences’ proprietary, small molecule (oral) drug that restores the normal shape and function of altered filamin A (FLNA) protein in the brain. Cassava Sciences owns worldwide development and commercial rights to its research programs in Alzheimer’s disease, and related technologies, without royalty obligations to any third party.

Cassava Sciences, Inc.

November 3, 2022

About Cassava Sciences, Inc.

Cassava Sciences, Inc. is a clinical-stage biotechnology company based in Austin, Texas. Our mission is to detect and treat neurodegenerative diseases, such as Alzheimer’s disease. Our novel science is based on stabilizing—but not removing—a critical protein in the brain. The Company’s product candidates have not been approved by any regulatory authority and their safety, efficacy or other desirable attributes have not been established.

For more information, please visit: https://www.CassavaSciences.com

For More Information Contact:

Eric Schoen, Chief Financial Officer,  (512) 501-2450, or

eschoen@CassavaSciences.com

Cautionary Note Regarding Forward-Looking Statements: This news release contains forward-looking statements, including statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, relating to our legal strategy and plans and their expected outcomes. These statements may be identified by words such as “may,” “anticipate,” “believe,” “could,” “expect,” “would”, “forecast,” “intend,” “plan,” “possible,” “potential,” and other words and terms of similar meaning. Such statements are based largely on our current expectations and projections about future events. Such statements speak only as of the date of this news release and are subject to a number of risks, uncertainties and assumptions, including, but not limited to, those risks relating to the filing of a legal complaint, our allegations and claims in the legal complaint, and including those described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, and future reports to be filed with the SEC. The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from expectations in any forward-looking statement. In light of these risks, uncertainties and assumptions, the forward-looking statements and events discussed in this news release are inherently uncertain and may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Accordingly, you should not rely upon forward-looking statements as predictions of future events. Except as required by law, we disclaim any intention or responsibility for updating or revising any forward-looking statements contained in this news release. For further information regarding these and other risks related to our business, investors should consult our filings with the SEC, which are available on the SEC's website at www.sec.gov.

###